Exhibit 10.12

AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (this "Agreement”), made between 3-V Biosciences, Inc. (the "Company") and Dennis Hom ("Executive") amends and restates in its entirety Executive's terms of employment with the Company previously set forth in that certain Offer Letter dated October 26, 2017 (the "Offer Letter"). This Agreement is effective as of January 11, 2019 (the "Effective Date").

RECITALS

WHEREAS, Executive was hired initially in the position of Chief Financial Officer and Head of Corporate Development pursuant to the Offer Letter;

WHEREAS, the Company now desires to make certain changes to Executive's compensation;

and

WHEREAS, such changes are acceptable to Executive and Executive is willing to continue employment with the Company on the amended and restated terms and conditions set forth below.

AGREEMENT

1.	Reporting and Location. Executive will report to George Kemble, CEO, and work in the Menlo Park headquarters of the Company.

2.	Compensation.

a.    Base Salary. Executive will be paid an annual base salary of $315,000, which will be earned and payable on a bi-monthly basis, pursuant to the Company's regular payroll policies. Executive's salary will be reviewed annually and may be adjusted by the Board. The Company shall withhold from any compensation or benefits payable under this Agreement any federal, state and local income, employment or other similar taxes as may be required to be withheld pursuant to any applicable law or regulation.

b.    Bonus Program. If approved by the Board, Executive will be eligible for an annual bonus that targets 30% of Executive's annual base salary which will allow Executive to participate in the success of the Company based upon agreed upon personal and Company milestones established by Executive and Executive's supervisor and approved by the Board, provided that Executive remains employed by the Company as of the date the bonus is calculated and scheduled to be paid.

c.    Subject to approval by the Board, the Company anticipates granting Executive an option to purchase shares of the Company's common stock (the "Option") that equals 1.2% of the fully-diluted shares outstanding post Series E financing. The exercise price will be equal to the fair market value as determined by the Board as of the date of grant. The anticipated Option will be governed by the terms and conditions of the Company's 2017 Equity Incentive Plan (the "Plan") and Executive's grant agreement, and will include the following vesting schedule: 100% of the shares initially subject to the Option are subject to vesting; 1/48th of the total shares will vest on each month following January 1, 2019 on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month), subject to Executive's Continuous Service (as defined in the Plan) as of each such date.

3.	Benefits.

a.    Vacation & Holidays. Executive will be eligible for vacation days and Company paid holidays consistent with the Company's vacation policy offered to other employees of the Company.

b.    401K Plan. Executive will be eligible to participate in the Company's 401K plan. As a policy, the Company does not match contributions made by employees.

c.    Medical and Dental. Executive will be eligible to participate in the Company's medical and dental plans offered to employees of the Company.

4.             At-Will Employment. Executive's employment with the Company is and shall at all times during Executive's employment hereunder be "at-will" employment. The Company or Executive may terminate Executive's employment at any time for any reason, with or without cause. The "at-will" nature of Executive's employment shall remain unchanged during Executive's tenure as an employee of the Company.

5.	Termination.

a.    Resignation. If Executive resigns his employment with the Company for reasons other than Executive being Constructively Terminated (as defined below) or if the Company terminates Executive's employment for Cause (as defined below), at any time, Executive will receive any unpaid base salary, as well as any accrued but unused vacation (if applicable), earned through the effective resignation or termination date, and no additional compensation.

b.    Separation. In the event Executive's employment is terminated without Cause and such termination results in a "separation from service" with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder), the Company shall provide Executive the following severance benefits (the "Severance Benefits"): (i) cash severance payments equal to six (6) months of Executive's then current annual base salary, less applicable withholdings and deductions, payable in accordance with the regular payroll practices of the Company; and (ii) if Executive timely elects continued Company-provided group health insurance coverage pursuant to federal COBRA law, the Company will pay Executive's COBRA premiums sufficient to maintain such group health insurance coverage in effect as of the date of the termination for six (6) months following the termination, provided that the Company's obligation to continue to pay Executive's COBRA premiums hereunder will cease immediately upon Executive's eligibility for equivalent group health insurance coverage through a new employer. As a condition precedent to Executive's receipt of the Severance Benefits, Executive must properly execute, and not revoke or attempt to revoke, the Release (defined below).

c.    Release. Eligibility for receipt of the items in Section 5(b) shall be conditioned on Executive: (i) signing and not revoking a reasonable and customary release of any and all claims, in a form prescribed by the Company (the "Release"), (ii) resigning from all positions with the Company on the date that Executive's employment terminates and (iii) returning to the Company all of its property and confidential information that is in Executive's possession.

d.    Definition of Cause. For all purposes of this Agreement, a termination for "Cause" shall mean a determination by the Board or the Chief Executive Officer that Executive's employment be terminated for any of the following reasons: (i) failure or refusal to comply in any material respect with the terms of this Agreement or with any lawful policies, standards or regulations of Company after having received written notice of such failure and at least fifteen (15) days to cure such failure; (ii) a violation by Executive or caused by Executive of a federal or state law or regulation applicable to the business of the Company; (iii) conviction or plea of no contest to a felony under the laws of the United States or any State; (iv) fraud or misappropriation of property belonging to the Company or its affiliates; (v) a breach in any material respect of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company or with a former employer; (vi) Executive's failure to satisfactorily perform Executive's duties after having received written notice of such failure and at least thirty (30) days to cure such failure; (vii) Executive's gross negligence in connection with the performance of Executive's duties; or (viii) a material breach of Executive's fiduciary duties as an officer of the Company.

6.	Change of Control.

a.    Termination. If, during Executive's employment with the Company, there is a Change of Control (as defined below), and the Company terminates Executive's employment without Cause or Executive is Constructively Terminated (as defined below) within twelve (12) months following that event, and in each case such termination results in a "separation from service" with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder), then Executive will effective upon such termination immediately vest any unvested portion of all outstanding stock options and equity awards, and any options shall be exercisable for period of twelve (12) months following such termination (not to exceed the original maximum term of such options), conditioned on Executive delivering an effective general release of any and all known and unknown claims against the Company and other specifically identified released parties, in the form presented by the Company (the "Release”), within the applicable time period set forth in the specific form of Release provided to Executive by the Company and complying with Sections 5(c) and 8 of this Agreement.

b.    Certain Definitions. For purposes of this Agreement, "Constructively Terminated· shall mean a resignation of Executive's employment within thirty (30) days of the occurrence of any of the following events: (i) a significant reduction in Executive's responsibilities; (ii) a reduction in Executive's base salary of ten percent (10%) or greater; or (iii) a relocation of Executive's principal office to a location more than fifty (50) miles from the location of the principal office immediately preceding a Change of Control; and "Change of Control" shall mean a (A) merger, reorganization, consolidation or other acquisition (or series of related transactions of such nature) unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction; (B) a sale of all or substantially all of the assets of the Company; or (C) any other transaction or series of transactions, in which the Company's stockholders immediately prior to such transaction or transactions own immediately after such transaction less than fifty percent (50%) of the voting equity securities of the surviving corporation or its parent.

7.             Employee Confidentiality Agreement. As an employee of the Company, Executive will have access to certain Company and third-party confidential information and Executive may during the course of Executive's employment develop certain information or inventions, which will be the property of the Company. Executive shall be required to continue compliance with Executive's obligations under the Employee Proprietary Information and Inventions Agreement with the Company that Executive previously executed (the "Proprietary Information Agreement"), a copy of which is attached as Exhibit A.

8.             Resolution of Disputes. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive's employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive's employment with the Company, or the termination of Executive's employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS' then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator's essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that Executive would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

9.             No Inconsistent Obligations. Executive represents and warrants to the Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive's obligations set forth in this Agreement. Executive also represents and warrants that Executive will not use or disclose, in connection with Executive's employment by the Company, any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any right, title or interest, and that Executive's employment by the Company will not infringe upon or violate the rights of any other person or entity. Further, Executive represents and warrants to the Company that Executive has returned all property and confidential information relating to any prior employers.

10.           Entire Agreement. This Agreement, including its exhibits, contains the full, complete, and exclusive embodiment of the entire agreement of the parties with regard to the subject matter hereof and supersedes all other communications, representations, or agreements, oral or written, including, but not limited to, the Offer Letter, and any negotiations and communications between the parties relating to this Agreement. Executive has not entered into this Agreement in reliance on any representations, written or oral, other than those contained herein. Any ambiguity in this document shall not be construed against either party as the drafter.

IN WITNESS WHEREOF, the parties hereto has caused this Amended and Restated Executive Employment Agreement to be duly executed on the dates identified below, effective as of the Effective Date stated above herein.

3-V Biosciences, Inc.

/s/ George Kemble
George Kemble
CEO

Date: January 16, 2019

Dennis Hom

/s/ Dennis Hom

Date: January 16, 2019